UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECITON 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-11685


                              Radyne ComStream Inc.
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             (Exact name of registrant as specified in its charter)

                             3138 East Elwood Street
                             Phoenix, Arizona 85034
                                 (602) 437-9620
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Units, each consisting of one share of Common Stock and
                       one Common Stock Purchase Warrant
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            (Title of each class of securities covered by this Form)

                    Common Stock, par value $0.002 per share
                         Common Stock Purchase Warrants
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  |X|                 Rule 12h-3(b)(1)(i)  [ ]
     Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                 Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                 Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: 0


     Pursuant to the requirements of the Securities Exchange Act of 1934 Radyne ComStream Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    March 9, 2000                      By: /s/ Garry D. Kline
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                                                Garry D. Kline
                                                Vice President, Finance